Exhibit 99.1

FOR IMMEDIATE RELEASE

ProUroCare Medical Elects Robert Rudelius as Director

ProUroCare Medical Inc., a leading developer of imaging technology that uses mechanical measurements of stress patterns on the surface of human organs to identify tissue abnormalities, today announced the election of Robert J. Rudelius to its Board of Directors effective June 12, 2007. Mr. Rudelius fills a vacancy created by the May 2, 2007 resignation of the Board’s Chairman, Maurice Taylor. Mr. Rudelius, along with the company’s other directors, will stand for re-election at company’s shareholders meeting to be held July 17, 2007.

Mr. Rudelius founded and served as Chairman and CEO of Media DVX, Inc., was President and Chief Operating Officer of Control Data Systems, Inc., and was the founding Managing Partner of AT&T Solution’s Media, Entertainment & Communications (ME&C) industry group. In addition, Mr. Rudelius has held a variety of consulting roles at McKinsey & Company, The Information Consulting Group, and Arthur Andersen & Co.

“We are very pleased to have Robert join our Board,” said Rick Carlson, the company’s CEO and acting Chairman. “He joins us at a critical time for the company as we transition the business to a more focused development and marketing organization. He is a capable business leader with more than 25 years of experience in building, advising and financing new businesses. Robert’s information technology background will also be critical as we consider logical extensions of our product and technology offerings.”

About ProUroCare

ProUroCare Medical Inc., is developing imaging technology that uses mechanical measurements of stress patterns on the surface of human organs to identify tissue abnormalities. Its initial product is the ProUroScanTM System, developed and designed as a unique documentation system that enables physicians to accurately characterize and monitor the status and progression of prostate cancer or benign disease in patients previously screened for these conditions.

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Contact:

ProUroCare Medical Inc.

Dick Thon, Chief Financial Officer

952.476.9093

rthon@prourocare.com